Exhibit 21.1

SUBSIDIARIES OF NORTHERN TIER ENERGY LP

The subsidiaries of Northern Tier Energy LP are listed below.

Name	State of Organization	Percent Owned
Northern Tier Energy Holdings LLC	Delaware	100%
Northern Tier Energy LLC	Delaware	100%
Northern Tier Finance Corporation	Delaware	100%
St. Paul Park Refining Co. LLC	Delaware	100%
Northern Tier Retail Holdings LLC	Delaware	100%
Northern Tier Bakery LLC	Delaware	100%
(wholly-owned by Northern Tier Retail Holdings LLC)
Northern Tier Retail LLC	Delaware	100%
(wholly-owned by Northern Tier Retail Holdings LLC)
Northern Tier Oil Transport LLC	Delaware	100%
SuperAmerica Franchising LLC	Delaware	100%
(wholly-owned by Northern Tier Retail LLC)
MPL Investments Inc.	Delaware	17%
(17% of common interests owned by St. Paul Park Refining Co. LLC)
Minnesota Pipe Line Company LLC	Delaware	17%
(17% of common interests owned by St. Paul Park Refining Co. LLC)